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EXHIBIT 10.24

HEALTHETECH, INC.

April 21, 2000

Dr. James R. Mault

Dear Jim:

        I am pleased to offer you a position with HealtheTech, Inc., formerly Calorie Management Systems, Inc. (the "Company") as its Chief Executive Officer, commencing effective January 1, 2000, subject to our satisfactory review of your references. You will receive a monthly salary of $18,750.00, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. This is an exempt position. As a Company employee, you are also eligible to receive employee benefits offered by the Company to its other employees in similar positions. The Company will provide you separately details of the current employee benefits. The Company retains the right to modify or change its benefits and compensation policy from time to time as it deems necessary.

        In addition, it will be recommended to the Company's Board of Directors that you be granted an option to purchase 300,000 shares of Common Stock pursuant to the Company's 1998 Stock Plan with a five-year term. Your shares will vest over a three year period, with one-third of the total shares vesting on the one year anniversary of your employment start date and thereafter 1/36th of the total shares vesting monthly over the following two-year period.

        The Company will also pay all academic and professional fees and dues other than malpractice insurance on your behalf upon receipt of appropriate documentation of such fees and dues.

        You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

        For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        I have enclosed our standard Employee Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of that agreement. As an employee of the Company, you will be expected to abide by the Company's rules and regulations.

        In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        We look forward to working with you at the Company.

Sincerely,
HEALTHETECH, INC.
	By:	/s/ NOEL L. JOHNSON
	Title:	President
ACCEPTED AND AGREED TO this 23rd day of April, 2000
/s/ DR. JAMES R. MAULT Dr. James R. Mault
Encs.:	Copy of Original Letter Employee Confidential Information and Invention Assignment Agreement

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  EXHIBIT 10.24